Exhibit (d)(1)

MANAGEMENT AGREEMENT

TRANSAMERICA ASSET MANAGEMENT, INC.

This Agreement, entered into as of March 1, 2016 between Transamerica Funds, a Delaware statutory trust (referred to herein as the “Trust”), and Transamerica Asset Management Inc., a Florida corporation (referred to herein as “TAM”), to provide certain management, investment advisory and administrative services to each series of the Trust listed on Schedule A hereto (collectively, the “Funds”; each, a “Fund”).

The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”), and consists of more than one series, including the Funds. In managing each of the Funds, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory and administrative services of TAM and its assistance in performing certain management functions. TAM desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.    Appointment. The Trust hereby appoints TAM as each Fund’s investment adviser and administrator for the period and on the terms set forth in this Agreement. TAM accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.    Duties. In its capacity as investment adviser and administrator to each Fund, TAM shall have the following duties:

(a)	TAM shall regularly provide the Fund with investment advisory services, including management, supervision and investment research and advice and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information. The investment advisory services to be provided shall be subject to the supervision of the Trust’s Board of Trustees (the “Board”) and shall include the design, development and ongoing review and evaluation of the Fund and its investment strategy; where applicable the selection, oversight and monitoring of one or more investment sub-advisers to perform certain duties with respect to the Fund; ongoing portfolio trading oversight and analysis; risk management oversight and analysis; design, development, implementation and ongoing review and evaluation of a process for the valuation of Fund investments; design, development, implementation and ongoing review and evaluation of a compliance program for the Fund; design, development, implementation and ongoing review and evaluation of a process for the voting of proxies and rights to consent to corporate action for Fund investments; participation in Board meetings and oversight of preparation of materials for the Board, including materials for Board meetings and regular communications with the Board; oversight of preparation of the Fund’s Prospectus, Statement of Additional Information, shareholder reports and other disclosure materials and regulatory filings for the Fund; and ongoing cash management services.

In furtherance of the foregoing, without limitation, TAM shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements) all subject to the provisions of the Trust’s Declaration of Trust and By-Laws, as may be amended from time to time (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to TAM. TAM is authorized as the agent of the Trust to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)	TAM shall provide supervisory and administrative services to the Fund. Subject to the overall supervision of the Board, TAM shall furnish to the Fund the services of personnel to supervise and perform all administrative, clerical, recordkeeping and bookkeeping services of the Fund; to the extent agreed upon by the parties hereto from time to time, monitor and verify the daily calculation of net asset values; preparation and filing of all returns and reports in connection with federal, state and local taxes; shareholder relations functions, including preparation of notices to shareholders; regulatory reporting and compliance, including preparation of any required amendments, supplements or renewals of registration statements, qualifications or prospectuses under the Securities Act of 1933, as amended (the “1933 Act”), and the securities laws of any states or territories subsequent to the effectiveness of the initial registration statement under the 1933 Act; supervise and coordinate the Fund’s custodian and its dividend disbursing agent and monitor their service to the Fund; assist the Fund in preparing reports to shareholders; act as liaison with the Fund’s independent public accountants and provide, upon request, account analyses, fiscal year summaries and other audit-related schedules; preparation of agendas and supporting documents for and minutes of meetings of Trustees and committees of Trustees; provide office space, telephones and other office equipment as necessary in order for TAM to perform administrative services to the Fund and described herein; and provide such other services as TAM and the Fund shall agree from time to time.

TAM may, with prior written notice to the Fund, appoint in writing other parties qualified to perform administrative services reasonably acceptable to the Fund (individually, a “Sub-Administrator”) to carry out some or all of its responsibilities as administrator under this Agreement with respect to the Fund; provided, however, that the Sub-Administrator shall be the agent of TAM and not the agent of the Fund, and that TAM shall be fully responsible for the acts of the Sub-Administrator and shall not be relieved of any of its responsibilities contained herein by the appointment of such Sub-Administrator.

Except as specifically provided above, in no event shall TAM be deemed to have assumed any duties with respect to, or be responsible for, the distribution of the shares of the Fund, nor shall TAM be deemed to have assumed, or have any responsibility with respect to, functions specifically assumed by any transfer agent, fund accounting agent, custodian or shareholder servicing or other agent, in each case employed by the Fund to perform such functions.

(c)	TAM will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which TAM or its affiliates exercise investment discretion. TAM is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if TAM determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which TAM and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict TAM’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(d)	The Fund hereby authorizes any entity or person associated with TAM which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, TAM agrees that it will not deal with itself, or with the Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which TAM or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by TAM or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to TAM and its directors and officers.

(e)	TAM shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities.

(f)	TAM may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments TAM believes are appropriate or desirable in performing its duties under this Agreement.

(g)	As part of the services provided hereunder, TAM shall oversee the other service providers to the Fund, including the Fund’s custodian, transfer agent, independent accountant and legal counsel, and supervise the performance of recordkeeping and shareholder relations functions for the Fund. TAM shall, at the request of the Board, provide advice and recommendations with respect to other aspects of the business and affairs of the Fund.

3.    Sub-advisers. Subject to the Board’s approval, TAM or any Fund may enter into contracts with one or more investment sub-advisers, including without limitation, affiliates of TAM, pursuant to which such investment sub-advisers shall be required to perform certain duties of TAM hereunder as specified in such contracts on such terms as TAM will determine to be necessary, desirable or appropriate, provided that in each case in addition to its other duties TAM shall supervise, oversee and monitor each such investment sub-adviser and further provided that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act. TAM shall pay the compensation of each investment sub-adviser retained hereunder.

4.    Activities of TAM. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of TAM, whether or not a Trustee, officer or employee of the Trust or a Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of TAM to engage in any other business or to render services of any kind, including investment advisory, administrative and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for a Fund and one or more other accounts of TAM is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by TAM. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with TAM’s policies and procedures as presented to the Board from time to time.

5.    Allocation of Charges and Expenses. During the term of this Agreement, the Funds will bear all expenses not expressly assumed by TAM incurred in the operation of each Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

Each Fund shall pay (i) fees payable to TAM pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees and, unless otherwise determined by the Board, its allocable share of the compensation, fees and reimbursements paid to those interested Trustees who are not directors, officers or employees of TAM, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or consultants, independent contractors or other persons who receive remuneration or other benefits from any of the foregoing; (vi) fees or expenses of the Fund’s independent public accountant and legal counsel and any custodians, transfer agents, distributors, shareholder servicing agents, registrars, dividend disbursing agent, independent pricing vendors or fund accounting or other service providers; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income, franchise, issue and transfer taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Fund; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xv) expenses of preparing and typesetting prospectuses and statements of additional information and any supplements thereto; (xvi) expenses of printing and distributing prospectuses and statements of additional information and any supplements thereto sent to existing shareholders (including costs of software and systems designed to manage the content and data of registration statements, including publishing systems and XBRL related software); (xvii) expenses of preparing, typesetting, filing, printing and distributing, as applicable, reports, statements, notices and dividends to the Fund’s shareholders; (xviii) fees and expenses in connection with membership in investment company organizations; (xix) distribution-related fees and expenses; (xx) shareholder servicing fees; (xxi) governmental fees; (xxii) costs, including interest expenses and loan commitment fees, of borrowing money; (xxiii) website costs; (xxiv) its allocable share of the compensation, fees and expenses of the Fund’s chief compliance officer and any employees of the Fund as determined by the Board; (xxv) travel expenses of officers, members of the Board and any employees of the Fund in connection with Board meetings or other Fund-related business; (xxvi) audit fees; (xxvii) litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Fund’s obligation to indemnify others; (xxviii) any expenses in connection with any preferred shares or any form of leverage; (xxix) expenses of issuing, distributing and redeeming shares of the Fund and servicing shareholder accounts; (xxx) costs and expenses related to new services mandated by law or any regulatory authority to be provided to the Fund; (xxxi) any direct charges to shareholders approved by the Trustees of the Fund; (xxxii) expenses of calculating the net asset value of shares of the Fund; and (xxxii) any fees or other expenses of listing the Fund’s shares on the New York Stock Exchange or any other securities exchange.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall pay the Trust’s office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. TAM shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers, with the exception of the Fund’s allocable share of the compensation, fees and expenses of the Fund’s chief compliance officer as determined by the Board.

6.    Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)

The Trust shall at all times keep TAM fully informed with regard to the securities owned by each Fund, the Fund’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Trust shall furnish TAM with such other documents and information with regard to each Fund’s affairs as TAM may from time to time reasonably request.

Each Fund shall provide TAM with access to all information, documents and records of and about each Fund that are necessary for TAM to carry out the performance of its duties under this Agreement. Each Fund shall furnish TAM with a certified copy of any financial statement or report prepared for any Fund by certified or independent public accountants, and with copies of any financial statements or reports made by such Fund to its shareholders or to any governmental body or securities exchange.

(b)	TAM shall at all times keep the Trust fully informed with regard to each Fund’s investment performance and investment mandate compliance, and generally as to the condition of the Fund’s affairs. TAM shall furnish the Trust with such other documents and information with regard to each Fund as the Trust may from time to time reasonably request.

7.    Compensation of TAM. As compensation for the services performed by TAM, each Fund shall pay TAM, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month. The average daily net assets of the Fund shall in all cases be based only on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund’s then-current Prospectus or as may be determined by the Board.

8.    Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or a Fund, with the exception of the Fund’s chief compliance officer, shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of TAM, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide.

9.    Term. This Agreement will become effective with respect to a Fund on the date set forth opposite the Fund’s name on Schedule A annexed hereto and shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of the outstanding voting securities of that Fund.

10.    Termination. This Agreement may be terminated with respect to any Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that 60 days’ written notice of termination be given to TAM at its principal place of business. This Agreement may be terminated with respect to any Fund by TAM at any time by giving 60 days’ written notice of termination to the Trust, addressed to its principal place of business. This Agreement may be terminated with respect to any Fund upon the mutual written consent of TAM and the Trust. This Agreement shall terminate automatically in the event of its assignment by TAM and shall not be assignable by the Trust without the consent of TAM. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

11.    Use of Name. If this Agreement is terminated with respect to any Fund and TAM no longer serves as investment adviser to the Fund, TAM reserves the right to withdraw from the Trust the use of the name “Transamerica” or any derivative thereof with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and TAM or any of its affiliates.

12.    Liability of TAM. TAM may rely on information reasonably believed by it to be accurate and reliable. TAM assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for any Fund or in the performance of its other services hereunder, provided that nothing in this Agreement shall protect TAM against any liability to the Fund to which TAM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 12, the term “TAM” shall include any affiliates of TAM performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of TAM and such affiliates.

13.    Records. TAM recognizes and agrees that, pursuant to Rule 31a-3 under the 1940 Act, records required to be maintained by the Fund pursuant to Rule 31a-1 and/or Rule 31a-2 under the 1940 Act that are maintained by TAM, for and on behalf of the Fund, are the property of the Fund; shall be maintained, updated, preserved, and made available in accordance with the 1940 Act and rules thereunder; and will be surrendered promptly to the Fund upon request.

14.    Meanings of Certain Terms. For the purposes of this Agreement, each Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

15.    Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to a Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to a Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority of the outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust and TAM.

16.    Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

17.    Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

18.    Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

19.    Limitation of Liability. A copy of the Trust’s Certificate of Trust is on file with the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Trust individually, but binding only upon the assets and property of the applicable Fund. TAM agrees that for services rendered to a Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other series of the Trust.

[signature page to follow]

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name
Title:

TRANSAMERICA FUNDS

By:
Name:
Title:

Schedule A

Fund	Management Fee

ClearTrack 2015	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2020	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2025	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2030	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2035	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2040	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2045	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack 2050	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

ClearTrack Retirement Income	0.38% of the first $2.5 billion 0.37% over $2.5 billion up to $4 billion 0.36% in excess of $4 billion

Transamerica Asset Allocation – Conservative Portfolio	0.1225%

Transamerica Asset Allocation – Growth Portfolio	0.1225%

Transamerica Asset Allocation – Moderate Growth Portfolio	0.1225%

Transamerica Asset Allocation – Moderate Portfolio	0.1225%

Transamerica Bond	0.705% of the first $200 million 0.655% over $200 million up to $750 million 0.605% in excess of $750 million

Transamerica Capital Growth	0.83% of the first $500 million 0.705% in excess of $500 million

Transamerica Commodity Strategy	0.64% of the first $200 million 0.62% over $200 million up to $1 billion 0.59% in excess of $1 billion

Transamerica Concentrated Growth	0.68% of the first $650 million 0.66% over $650 million up to $1.15 billion 0.605% in excess of $1.15 billion

Transamerica Core Bond	0.48% of the first $750 million 0.43% over $750 million up to $1 billion 0.405% in excess of $1 billion

Transamerica Developing Markets Equity	1.23% of the first $50 million 1.18% over $50 million up to $200 million 1.13% over $200 million up to $500 million 1.08% in excess of $500 million

Transamerica Dividend Focused	0.78% of the first $200 million 0.68% over $200 million up to $500 million 0.63% in excess of $500 million

Transamerica Dynamic Allocation	0.58% of the first $250 million 0.57% over $250 million up to $500 million 0.56% over $500 million up to $1.5 billion 0.55% over $1.5 billion up to $2.5 billion 0.54% in excess of $2.5 billion

Transamerica Dynamic Income

0.50% of the first $500 million

0.49% over $500 million up to $1 billion

0.48% over $1 billion up to $1.5 billion

0.47% over $1.5 billion up to $2 billion

0.46% over $2 billion up to $2.5 billion

0.45% in excess of $2.5 billion

Transamerica Emerging Markets Debt	0.63% of the first $400 million 0.61% in excess of $400 million

Transamerica Emerging Markets Equity	0.98% of the first $250 million 0.96% over $250 million up to $500 million 0.93% in excess of $500 million

Transamerica Event Driven	1.25% of the first $50 million 1.13% over $50 million up to $300 million 1.08% over $300 million up to $750 million 1.055% in excess of $750 million

Transamerica Flexible Income	0.505% of the first $250 million 0.455% over $250 million up to $350 million 0.43% in excess of $350 million

Transamerica Floating Rate	0.64% of the first $1 billion 0.62% over $1 billion up to $1.5 billion 0.60% over $1.5 billion up to $2 billion 0.59% in excess of $2 billion

Transamerica Global Bond	0.57% of the first $750 million 0.55% over $750 million up to $1.5 billion 0.54% in excess of $1.5 billion

Transamerica Global Equity

0.84% of the first $250 million

0.83% over $250 million up to $500 million

0.82% over $500 million up to $1 billion

0.81% over $1 billion up to $2 billion

0.795% over $2 billion up to $2.5 billion

0.79% in excess of $2.5 billion

Transamerica Global Long/Short Equity	1.03% of the first $150 million 1.005% over $150 million up to $300 million 0.98% in excess of $300 million

Transamerica Global Multifactor Macro	1.25% of the first $150 million 1.19% over $150 million up to $300 million 1.14% over $300 million up to $500 million 1.13% over $500 million up to $600 million 1.08% in excess of $600 million

Transamerica Global Real Estate Securities	0.83% of the first $250 million 0.805% over $250 million up to $500 million 0.73% over $500 million up to $1 billion 0.68% in excess of $1 billion

Transamerica Growth	0.83% of the first $250 million 0.78% over $250 million up to $500 million 0.73% over $500 million up to $1 billion 0.63% in excess of $1 billion

Transamerica High Yield Bond	0.58% of the first $1.25 billion 0.555% over $1.25 billion up to $2 billion 0.53% in excess of $2 billion

Transamerica High Yield Muni	0.54% of the first $500 million 0.53% over $500 million up to $1 billion 0.50% in excess of $1 billion

Transamerica Income & Growth	0.70% of the first $500 million 0.68% over $500 million up to $1 billion 0.66% over $1 billion up to $1.5 billion 0.63% in excess of $1.5 billion

Transamerica Inflation Opportunities	0.58% of the first $200 million 0.57% over $200 million up to $500 million 0.54% in excess of $500 million

Transamerica Intermediate Bond	0.38% of the first $2 billion 0.365% in excess of $2 billion

Transamerica Intermediate Muni (formerly Enhanced Muni)	0.47% of the first $150 million 0.45% over $150 million up to $350 million 0.44% over $350 million up to $650 million 0.42% over $650 million up to $1 billion 0.39% in excess of $1 billion

Transamerica International Equity	0.77% of the first $500 million 0.75% over $500 million up to $1 billion 0.72% over $1 billion up to $2 billion 0.69% in excess of $2 billion

Transamerica International Equity Opportunities	0.93% of the first $250 million 0.905% over $250 million up to $500 million 0.88% over $500 million up to $1 billion 0.83% in excess of $1 billion

Transamerica International Small Cap	1.10% of the first $300 million 1.03% in excess of $300 million

Transamerica International Small Cap Value	0.955% of the first $300 million 0.93% over $300 million up to $750 million 0.88% in excess of $750 million

Transamerica Large Cap Value	0.68% of the first $750 million 0.65% over $750 million up to $1 billion 0.63% in excess of $1 billion

Transamerica Long/Short Strategy	1.23% of the first $300 million 1.18% over $300 million up to $1 billion 1.155% in excess of $1 billion

Transamerica Managed Futures Strategy	1.13% of the first $500 million 1.08% in excess of $500 million

Transamerica Mid Cap Growth	0.75% of the first $1 billion 0.73% in excess of $1 billion

Transamerica Mid Cap Value	0.88% of the first $100 million 0.83% in excess of $100 million

Transamerica Mid Cap Value Opportunities	0.70% of the first $750 million 0.695% over $750 million up to $1.5 billion 0.685% over $1.5 billion up to $2 billion 0.6775% in excess of $2 billion

Transamerica MLP & Energy Income	1.13% of the first $250 million 1.08% over $250 million up to $500 million 1.01% over $500 million up to $1 billion 0.91% over $1 billion up to $2 billion 0.85% in excess of $2 billion

Transamerica Money Market	0.43%

Transamerica Multi-Cap Growth (formerly Growth Opportunities)	0.70% of the first $700 million 0.69% over $700 million up to $1.5 billion 0.67% over $1.5 billion up to $3 billion 0.63% in excess of $3 billion

Transamerica Multi-Managed Balanced	0.68% of the first $1 billion 0.63% in excess of $1 billion

Transamerica Multi-Manager Alternative Strategies Portfolio	0.2225% of the first $500 million 0.2125% over $500 million up to $1 billion 0.2025% in excess of $1 billion

Transamerica Short-Term Bond	0.58% of the first $250 million 0.53% over $250 million up to $500 million 0.505% over $500 million up to $1 billion 0.48% in excess of $1 billion

Transamerica Small Cap Core	0.83% of the first $300 million 0.80% in excess of $300 million

Transamerica Small Cap Growth	0.87% of the first $300 million 0.83% in excess of $300 million

Transamerica Small Cap Value	0.85% of the first $250 million 0.81% over $250 million up to $500 million 0.78% over $500 million up to $750 million 0.755% in excess of $750 million

Transamerica Small/Mid Cap Value	0.83% of the first $500 million 0.78% in excess of $500 million

Transamerica Strategic High Income	0.69% of the first $600 million 0.66% over $600 million up to $1 billion 0.63% over $1 billion up to $2 billion 0.615% in excess of $2 billion

Transamerica Total Return	0.705% of the first $250 million 0.68% over $250 million up to $750 million 0.63% in excess of $750 million

Transamerica Unconstrained Bond	0.67% of the first $1 billion 0.655% over $1 billion up to $2 billion 0.65% in excess of $2 billion

Transamerica US Growth	0.73% of the first $150 million
0.70% over $150 million up to $650 million
0.68% over $650 million up to $1.15 billion
0.655% over $1.15 billion up to $2 billion
0.64% over $2 billion up to $3 billion
0.63% over $3 billion up to $4 billion
0.61% in excess of $4 billion